As filed with the Securities and Exchange Commission on June 5, 2008 Registration No. 333-______.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PHARMANET DEVELOPMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2407464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

504 Carnegie Center, Princeton, New Jersey 08540

(Address of Principal Executive Offices)

PharmaNet Development Group 2008 Incentive Compensation Plan

(Full title of the plan)

Mr. John P. Hamill
PharmaNet Development Group, Inc.
504 Carnegie Center

Princeton, New Jersey 08540

(609) 951-6800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Emilio Ragosa, Esq.

Morgan Lewis & Bockius, LLP

502 Carnegie Center

Princeton, New Jersey 08540

(609) 919-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (4)	Amount of registration fee
Common Stock, including Preferred Stock Purchase Rights (1)	713,974	$16.18	$11,552,099	$454.00

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(1)

Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be evidenced separately from the Common Stock.

(2)

On June 4, 2008, 713,974 shares of common stock became available for issuance under the PharmaNet Development Group, Inc. 2008 Incentive Compensation Plan, in accordance with the provisions of the plan. The reserved shares under the plan consist of (i) a new share pool of 500,000 shares, plus (ii) 130,974 shares transferred from the unallocated share reserve remaining under the 1999 Stock Plan, plus (iii) up to 83,000 shares, which consist of options or RSUs which are outstanding under the 1999 Stock Plan on June 4, 2008 and subsequently terminate unexercised or without the issuance of shares. As a result, this registration statement covers such additional 713,974 shares of common stock, for an aggregate of 713,974 shares of common stock registered under such plan.

(3)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under the PharmaNet Development Group, Inc. 2008 Incentive Compensation Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization.

(4)

Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the reported high and low sales prices per share of the common stock of PharmaNet Development Group, Inc., on June 4, 2008, as reported by the NASDAQ Global Select Market.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933. We do not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

Item 2.

Registrant Information and Employee Plan Annual Information

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Ms. Anne-Marie Hess, PharmaNet Development Group, Inc., 504 Carnegie Center, Princeton, New Jersey 08540.

1

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

PharmaNet Development Group, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (Commission File No. 001-161119), filed on March 31, 2008, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which there is set forth the audited financial statements for the Registrant’s fiscal year ended December 31, 2007;

(b)

The Registrant’s Quarterly report on Form 10-Q, filed on May 9, 2008;

(c)

The Registrant’s Current Report on Form 8-K, filed on March 10, 2008;

(d)

The description of the Registrant’s capital stock contained in its registration statement on Form 8-A filed with the SEC on December 28, 2005 to register Series A Junior Participating Preferred Stock Purchase Rights under the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

(e)

The description of the Registrant’s capital stock contained in its registration statement on Form 8-A filed with the SEC on June 15, 2001 to register its common stock under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities.

Not Applicable.

Item 5.

Interests of Named Experts and Counsel.

Not Applicable.

Item 6.

Indemnification of Directors and Officers.

Our certificate of incorporation, as amended, provides that we shall indemnify our officers and directors, employees and agents and former officers, directors, employees and agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement arising out of his or her services on behalf of us subject to the qualifications contained in Delaware law as it now exists. We also cannot indemnify our officers and directors when we assert a direct claim against them. We have entered into indemnification agreements with our officers and directors providing for indemnification and containing an advancement of expenses provision. Delaware law generally provides that a corporation shall have such power to indemnify such persons to the extent they acted in good faith in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In the event any such person shall be judged liable, such indemnification shall apply only if approved by the court in which the action was brought. Any other indemnification shall be made by a majority vote of the board of directors (excluding any directors who were party to such action), or by a committee of directors designated by majority vote of the board of directors or by independent legal counsel in a written opinion, or by a majority vote of stockholders (excluding any stockholders who were parties to such action).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling PharmaNet Development Group, Inc., pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.

Exemption from Registration Claimed.

Not Applicable.

Item 8.

Exhibits.

Exhibit Number	Item
Exhibit 5.1	Legal Opinion of Morgan, Lewis & Bockius LLP (filed herewith)
Exhibit 23.1	Consent of Grant Thornton LLP (filed herewith)
Exhibit 23.2	Consent of Morgan, Lewis & Bockius LLP(1) (filed herewith)
Exhibit 24.1	Power of Attorney (included on signature page)
Exhibit 99.1	2008 Incentive Compensation Plan (filed herewith)

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(1)

Contained in the legal opinion.

Item 9.

Undertakings

A.

The undersigned Registrant hereby undertakes:

(i)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(ii)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on June 4, 2008.

PHARMANET DEVELOPMENT GROUP, INC.

By:	/s/ JEFFREY P. MCMULLEN
Jeffrey P. McMullen
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Jeffrey P. McMullen and John P. Hamill, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, and any registration statement relating hereto or thereto that is filed pursuant to Rule 462(b) under the Act, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Act, this registration statement has been signed below by the following persons in the capacities indicated.

/s/ PETER G. TOMBROS	Chairman of the Board of Directors	June 4, 2008
Peter G. Tombros

/s/ JEFFREY P. MCMULLEN	President and Chief Executive Officer and Director (Principal Executive Officer)	June 4, 2008
Jeffrey P. McMullen

/s/ JOHN P. HAMILL	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 4, 2008
John P. Hamill

/s/ ROLF A. CLASSON	Director	June 4, 2008
Rolf A. Classon

/s/ LEWIS R. ELIAS	Director	June 4, 2008
Lewis R. Elias, MD

/s/ ARNOLD GOLIEB	Director	June 4, 2008
Arnold Golieb

/s/ PER WOLD-OLSEN	Director	June 4, 2008
Per Wold-Olsen

/s/ DAVID M. OLIVIER	Director	June 4, 2008
David M. Olivier

EXHIBIT INDEX

Exhibit Number	Item
Exhibit 5.1	Legal Opinion of Morgan, Lewis & Bockius LLP (filed herewith)
Exhibit 23.1	Consent of Grant Thornton LLP (filed herewith)
Exhibit 23.2	Consent of Morgan, Lewis & Bockius LLP(1) (filed herewith)
Exhibit 24.1	Power of Attorney (included on signature page)
Exhibit 99.1	2008 Incentive Compensation Plan (filed herewith)

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(1)

Contained in the legal opinion.